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                                                                   Exhibit 11.01

                       CONSOLIDATION CAPITAL CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)


                                                             Fiscal Year Ended
                                                             December 31, 1997
                                                             -----------------
Net income                                                        $          7
                                                                  ============
Weighted average number of Common Shares outstanding                 4,911,401
Common stock equivlents from stock options and warrants                 79,099
Weighted average number of Common and Potentially Dilutive        ------------
  Shares outstanding                                                 4,990,500
                                                                  ============

Earnings per share:
  Net income per Common Share - Basic                             $       0.00
                                                                  ============
  Net income per Common Share - Assuming dilution                 $       0.00
                                                                  ============